Exhibit 99.1

United Fire Group, Inc. reports second quarter 2026 results

Second quarter net income of $1.29 per diluted share
and adjusted operating income of $1.30 per diluted share

Second quarter 2026 highlights compared to second quarter 2025, unless otherwise noted:(1)
•Net income increased $10.4 million to $33.4 million.
•Net investment income increased 33% to $28.9 million.
•Combined ratio improved 1.1 points to 95.3%, composed of an underlying loss ratio of 57.2%, catastrophe loss ratio of 2.7%, no prior year reserve development, and underwriting expense ratio of 35.4%.
•Underlying combined ratio increased 0.1 points to 92.6%.
•Net written premium(2) increased 9% to $406.4 million.
•Book value per share increased $1.14 to $38.02 as of June 30, 2026, compared to December 31, 2025.
•Adjusted book value per share increased $1.85 to $39.72 as of June 30, 2026, compared to December 31, 2025.
•Return on equity was 13.2% for the six months ended June 30, 2026.

CEDAR RAPIDS, IOWA, August 3, 2026 — United Fire Group, Inc. (UFG) (Nasdaq: UFCS) today reported financial results for the quarter ended June 30, 2026, with net income increasing 45% over the prior year to $33.4 million ($1.29 per diluted share) and adjusted operating income increasing 42% over the prior year to $33.7 million ($1.30 per diluted share).

Net written premium increased 9% in the second quarter, led by growth in the company's core commercial business. The second quarter combined ratio improved 1.1 points year-over-year to 95.3% primarily due to a decreased catastrophe loss ratio. Prior year reserve development remained neutral overall, and net investment income increased 33% to $28.9 million.

“UFG delivered another quarter of outstanding results, achieving our best second-quarter combined ratio in more than 15 years, record net income, record net written premium, and the highest investment income in over 10 years,” said President and CEO Kevin Leidwinger. “These results contributed to a 13.2% return on equity through the first six months of 2026, marking our strongest year-to-date financial performance in two decades.

“The momentum we are seeing reflects the benefits of the strategic actions we have taken to deepen underwriting expertise, evolve our capabilities, strengthen alignment with our distribution partners, and improve investment returns. The transformation of our business continues to generate meaningful financial and operational results, positioning UFG for long-term success.

“As we enter the second half of the year, we remain focused on leveraging our underwriting expertise and strong distribution relationships to pursue attractive growth opportunities. We are confident in our ability to navigate evolving market conditions as a disciplined, solution-oriented underwriting company while continuing to create value for our policyholders, distribution partners and shareholders.”

Earnings call access information

An earnings call will be held at 9:00 a.m. CT on Tuesday, August 4, 2026, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the company’s second quarter of 2026 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). Participants should request to join the United Fire Group call. The event will be archived and available for digital replay through August 11, 2026. The replay access information is toll-free 1-855-669-9658 (international 1-412-317-0088); conference ID no. 2119197.

Webcast: An audio webcast of the teleconference can be accessed at the company’s investor relations page at https://ir.ufginsurance.com/events-and-presentations/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=sEg6VEdp. The archived audio webcast will be available for one year.

Transcript: A transcript of the teleconference will be available on the company’s website soon after the completion of the teleconference.

(1) Underlying loss ratio, underlying combined ratio, adjusted book value per share and adjusted operating income are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.

Consolidated financial highlights:

Consolidated financial highlights(1)
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(In thousands, except ratios and per share data)	2026	2025	2026	2025
Net earned premium	$354,127	$314,802	$697,102	$623,213
Net written premium	406,358	372,884	783,285	708,260

Combined ratio:
Net loss ratio	59.9%	61.5%	60.3%	61.5%
Underwriting expense ratio	35.4%	34.9%	35.1%	36.4%
Combined ratio	95.3%	96.4%	95.4%	97.9%

Additional ratios:
Net loss ratio	59.9%	61.5%	60.3%	61.5%
Catastrophes	2.7%	5.5%	3.2%	5.3%
Reserve development (favorable) unfavorable	—%	(1.6)%	—%	(0.8)%
Underlying loss ratio	57.2%	57.6%	57.1%	57.0%
Underwriting expense ratio	35.4%	34.9%	35.1%	36.4%
Underlying combined ratio	92.6%	92.5%	92.2%	93.4%

Net investment income	$28,928	$21,673	$55,968	$45,131
Net investment gains (losses)	(428)	(1,002)	(682)	(1,756)
Net income (loss)	33,365	22,947	63,417	40,647
Adjusted operating income (loss)	33,703	23,739	63,956	42,034

Net income (loss) per diluted share	$1.29	$0.87	$2.45	$1.54
Adjusted operating income (loss) per diluted share	1.30	0.90	2.47	1.60

Return on equity(2)			13.2%	10.0%

(1) Underlying loss ratio, underlying combined ratio and adjusted operating income (loss) are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

Second quarter 2026 results:
(All comparisons vs. second quarter 2025, unless noted otherwise)

Net written premium and net earned premium increased by 9.0% and 12.5%, respectively. Core commercial average renewal premium increased 4.6% with rates increasing 2.9% and exposure changes of 1.7%. Excluding the workers' compensation line of business, the overall average increase in renewal premium was 5.0%, with 3.5% from rate increases and 1.5% from exposure changes.

The second quarter combined ratio improved 1.1 points to 95.3% compared to 96.4% in the prior year quarter, primarily driven by the following:
•The underlying loss ratio decreased 0.4 points to 57.2%, reflecting sustained lower frequency and earned rate achievement on core commercial lines.
•Catastrophe losses improved 2.8 points to 2.7%, below both the five-year and 10-year historical averages.
•The underwriting expense ratio of 35.4% increased 0.5 points partially driven by actions to reduce our real estate footprint and future expense ratio along with other normal variability.

Net investment income was $28.9 million for the second quarter of 2026, an increase of $7.3 million or 33%. Income from the fixed maturity portfolio increased by $5.0 million as a result of portfolio growth and reinvestment at higher yields. Income on other long-term investments increased $2.2 million during the second quarter of 2026 due to an increase in valuation of the underlying investments.

Investment results
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(In thousands, except average yields)	2026	2025	2026	2025
Investment income:
Interest on fixed maturities	$26,332	$21,302	$51,269	$42,426
Income (loss) on other long-term investments	2,316	136	3,584	1,929
Other	2,483	3,415	5,414	7,034
Total investment income	$31,131	$24,853	$60,267	$51,389
Less investment expenses	2,203	3,180	4,299	6,258
Net investment income	$28,928	$21,673	$55,968	$45,131

Average yields on fixed income securities pre-tax(1)	4.57%	4.32%	4.50%	4.32%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance sheet

	June 30, 2026	December 31, 2025
(In thousands, except per share data)	(unaudited)
Invested assets	$2,534,974	$2,464,687
Cash	139,445	156,332
Total assets	4,014,366	3,840,789
Losses and loss settlement expenses	1,990,417	1,924,826
Total liabilities	3,037,029	2,899,619
Net unrealized investment gains (losses), after-tax	(43,668)	(25,268)
Total stockholders’ equity	977,337	941,170

Book value per share	$38.02	$36.88
Adjusted book value per share(1)	39.72	37.87
(1) Adjusted book value per share is a non-GAAP financial measure. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.

The company’s book value per share was $38.02, an increase of $1.14 per share, or 3.1%, from December 31, 2025. This increase is primarily related to an increase in net income, partially offset by an increase in unrealized investment losses on fixed maturity securities and shareholder dividends during the six-month period ended June 30, 2026.

Capital management

During the second quarter of 2026, the company declared and paid a $0.20 per share cash dividend to shareholders of record as of June 5, 2026.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. The company is licensed as a property and casualty insurer in 50 states and the District of Columbia, and is represented by approximately 850 independent agencies. AM Best assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor relations
Email: ir@unitedfiregroup.com

Media inquiries
Email: news@unitedfiregroup.com

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025 (“2025 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 26, 2026. The risks identified in our 2025 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of non-GAAP information and reconciliations to comparable GAAP measures

The company prepares its financial statements in conformity with generally accepted accounting principles (GAAP) in the United States of America. Management uses certain non-GAAP financial measures to evaluate its operations and profitability. Management also believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, underlying combined ratio, and adjusted book value per share. The company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the company generally focus on this metric in their analyses.

Net income reconciliation
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(In thousands, except per share data)	2026	2025	2026	2025
Income statement data
Net income (loss)	$33,365	$22,947	$63,417	$40,647
Less: after-tax net investment gains (losses)	(338)	(792)	(539)	(1,387)
Adjusted operating income (loss)	$33,703	$23,739	$63,956	$42,034
Diluted earnings per share data
Net income (loss)	$1.29	$0.87	$2.45	$1.54
Less: after-tax net investment gains (losses)	(0.01)	(0.03)	(0.02)	(0.06)
Adjusted operating income (loss)	$1.30	$0.90	$2.47	$1.60

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of catastrophes and prior year impacts. Management believes separate discussions on catastrophe losses and prior year reserve development are important to understanding how the company is managing catastrophe risk and identifying developments in longer-tailed business.

Prior year reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events, which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that have occurred in prior periods.

Adjusted book value per share: Adjusted book value per share is calculated by dividing shareholders' equity, excluding net unrealized investment gains and losses, net of tax, by the number of common shares outstanding. Management believes adjusted book value per share is a meaningful measure for evaluating the company's net worth that is primarily attributable to our business operations, because it removes the effect of changing prices on invested assets that can fluctuate from period to period. Book value per share is the most directly comparable GAAP measure.

Book value per share reconciliation
(Unaudited)
(In thousands, except per share data)	June 30, 2026	December 31, 2025
Shareholders' equity	$977,337	$941,170
Less: Net unrealized investment gains (losses), net of tax	(43,668)	(25,268)
Shareholders' equity, excluding net unrealized investment gains (losses), net of tax	$1,021,005	$966,438

Common shares outstanding (basic)	25,704	25,522
Book value per share	$38.02	$36.88
Adjusted book value per share	39.72	37.87

Certain performance measures

The company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the company’s results of operations. The company has provided the following definition:

Net written premium: Net written premium is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net written premium is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net written premium is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net written premium for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net earned premium is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of written premium applicable to the unexpired terms of the insurance policies in force. The difference between net earned premium and net written premium is the change in unearned premium and the change in prepaid reinsurance premiums.

Supplemental tables

Income statement
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(In thousands)	2026	2025	2026	2025
Revenues
Net earned premium	$354,127	$314,802	$697,102	$623,213
Net investment income	28,928	21,673	55,968	45,131
Net investment gains (losses)	(428)	(1,002)	(682)	(1,756)
Other income (loss)	1,099	—	780	—
Total revenues	$383,726	$335,473	$753,168	$666,588

Benefits, losses and expenses
Losses and loss settlement expenses	$212,274	$193,732	$420,399	$383,428
Amortization of deferred policy acquisition costs	84,041	74,413	166,082	151,767
Other underwriting expenses	41,158	35,307	78,725	74,893
Interest expense	3,186	2,484	6,369	4,967
Other non-underwriting expenses	1,123	335	1,637	477
Total benefits, losses and expenses	$341,782	$306,271	$673,212	$615,532

Income (loss) before income taxes	$41,944	$29,202	$79,956	$51,056
Income tax expense (benefit)	8,579	6,255	16,539	10,409
Net income (loss)	$33,365	$22,947	$63,417	$40,647

Net written premium by line of business
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(In thousands)	2026	2025	2026	2025
Net written premium(1)
Commercial lines:
Other liability(2)	$130,758	$116,784	$248,420	$216,136
Fire and allied lines(3)	67,890	74,564	133,796	139,519
Automobile	97,712	86,707	185,023	165,637
Workers’ compensation	28,266	22,206	52,503	41,195
Surety(4)	23,361	15,815	37,829	31,926
Miscellaneous	229	456	910	3,911
Total commercial lines	$348,216	$316,532	$658,481	$598,324

Personal lines:
Fire and allied lines(5)	$5,439	$6,855	$11,819	$8,140
Automobile	(1)	1	(1)	419
Total personal lines	$5,438	$6,856	$11,818	$8,559
Assumed reinsurance(6)	52,704	49,496	112,986	101,377
Total	$406,358	$372,884	$783,285	$708,260
(1) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.
(6) Assumed reinsurance includes Funds at Lloyd's.

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Three months ended June 30,	2026			2025
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premium	incurred	ratio	premium	incurred	ratio
Commercial lines
Other liability	$115,318	$75,756	65.7%	$93,118	$73,305	78.7%
Fire and allied lines	64,744	27,340	42.2	66,522	33,043	49.7
Automobile	77,967	51,076	65.5	69,147	40,024	57.9
Workers’ compensation	21,918	15,590	71.1	15,259	8,555	56.1
Surety	15,855	6,205	39.1	15,464	5,575	36.1
Miscellaneous	234	260	111.1	2,975	2,032	68.3
Total commercial lines	$296,036	$176,227	59.5%	$262,485	$162,534	61.9%

Personal lines
Fire and allied lines	$5,932	$2,229	37.6%	$3,405	$1,134	33.3%
Automobile	(1)	(379)	NM	362	232	64.1
Miscellaneous	—	1	NM	1	(8)	NM
Total personal lines	$5,931	$1,851	31.2%	$3,768	$1,358	36.0%
Assumed reinsurance	52,160	34,196	65.6	48,549	29,840	61.5
Total	$354,127	$212,274	59.9%	$314,802	$193,732	61.5%
NM = Not meaningful

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Six months ended June 30,	2026			2025
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premiums	incurred	ratio	premiums	incurred	ratio
Commercial lines
Other liability	$222,657	$141,213	63.4%	$182,257	$133,548	73.3%
Fire and allied lines	129,483	62,120	48.0	128,942	65,063	50.5
Automobile	155,359	96,947	62.4	133,502	82,825	62.0
Workers’ compensation	41,595	29,417	70.7	29,416	18,312	62.3
Surety	31,392	13,086	41.7	31,195	9,950	31.9
Miscellaneous	1,054	920	87.3	6,395	4,092	64.0
Total commercial lines	$581,540	$343,703	59.1%	$511,707	$313,790	61.3%

Personal lines
Fire and allied lines	$11,620	$5,149	44.3%	$4,665	$1,903	40.8%
Automobile	(1)	(534)	NM	1,158	740	63.9
Miscellaneous	—	7	NM	2	(41)	NM
Total personal lines	$11,619	$4,622	39.8%	$5,825	$2,602	44.7%
Assumed reinsurance	103,943	72,074	69.3	105,681	67,036	63.4
Total	$697,102	$420,399	60.3%	$623,213	$383,428	61.5%
NM = Not meaningful